CONTACTS
From: Anthony J. DeFazio	For: Brian S. Block, EVP & CFO
Diccicco Battista Communications	American Realty Capital Properties, Inc.
tdefazio@dbcworks.com	bblock@arlcap.com
Ph: 484-342-3600	Ph: 212-415-6500

FOR IMMEDIATE RELEASE

American Realty Capital Properties Announces Robust 2013 Pipeline

New York, New York, January 22, 2013 – American Realty Capital Properties, Inc. (“ARCP” or the “Company”) (NASDAQ: “ARCP”) announced today that it has placed $54.8 million of properties under agreement which it intends to close in the first quarter of 2013. The acquisitions will be made at a weighted average capitalization rate of 8.9% (calculated by dividing annualized rental income on a straight-line basis plus operating expense reimbursement revenue, less property operating expenses, by base purchase price). These properties contain leases to the following tenants with a remaining lease duration of approximately 7.0 years: CVS; Family Dollar; FedEx; Fresenius; Pilot Flying J; and Walgreens. Following the completion of these acquisitions, the Company’s portfolio will be 91% investment grade (including investment grade tenants affiliated with investment grade entities as determined by a major credit rating agent).

Nicholas S. Schorsch, Chief Executive Officer and Chairman of ARCP added, “These new acquisitions continue to be indicative of our robust pipeline.” Mr. Schorsch continued, “We continue to purchase properties at favorable cap rates and these $54.8 million of acquisitions are further indicative of that success.”

Important Notice

ARCP is a publicly traded Maryland corporation listed on The NASDAQ Capital Market that qualified as a real estate investment trust for U.S. federal income tax purposes for the taxable year ended December 31, 2011, focused on acquiring and owning single tenant freestanding commercial properties subject to net leases with high credit quality tenants. Additional information about the Company can be found on its website at www.americanrealtycapitalproperties.com.

The statements in this press release that are not historical facts may be forward-looking statements. These forward-looking statements involve risks and uncertainties that could cause the outcome to be materially different. In addition, words such as “anticipate,” “believe,” “expect” and “intend” indicate a forward-looking statement, although not all forward-looking statements include these words.

For more information about this announcement, please contact Tony DeFazio at 484-342-3600 or tdefazio@dbcworks.com.